Exhibit 99.1

NEWS RELEASE

1101 East Arapaho Road

Suite 200

Richardson TX 75081 USA

(972) 234-6400 main

Financial Contact

Michael L. Paxton, VP, CFO
972.301.3658, mpaxton@intrusion.com

INTRUSION INC. ANNOUNCES 2015
FOURTH QUARTER AND ANNUAL RESULTS

Richardson, Texas — February 8, 2016 — Intrusion Inc. (OTCQB: INTZ), (“Intrusion”) today announced financial results for the quarter and year ended December 31, 2015.

Intrusion’s net loss for the fourth quarter 2015 was $0.5 million, compared to a net loss of $0.1 million for the fourth quarter 2014.  Net loss for the year 2015 was $1.2 million, compared to a net loss of $0.3 million for 2014.

Revenue for the fourth quarter 2015 was $1.5 million, compared to $1.8 million in the fourth quarter 2014.  Revenue for the year 2015 was $6.8 million, compared to $7.2 million in 2014.

Gross profit margin decreased to 63% of revenue in the fourth quarter of 2015, compared to 65% of revenue in the fourth quarter 2014.  For the year, the gross profit margin decreased to 63%, compared to 65% in 2014.

Intrusion’s fourth quarter 2015 operating expenses were $1.4 million, compared to $1.3 million in the fourth quarter 2014. For the year 2015, operating expenses were $5.4 million, compared to $4.9 million in 2014.  Operating expenses increased due to planned increases in research and development, and sales and marketing expenses.

As of December 31, 2015, Intrusion reported cash and cash equivalents of $0.1 million, a working capital deficiency of $0.8 million, and debt of $1.9 million.   As of December 31, 2014, Intrusion reported cash and cash equivalents of $1.0 million, working capital of $0.4 million and debt of $1.8 million.

“During the fourth quarter 2015, we booked $1.9 million of orders compared to $1.4 million in the fourth quarter 2014.  Orders totaled $7.4 million in 2015 compared to $7.1 million in 2014.  Savant orders totaled $1.3 million in 2015 compared to $0.9 million in 2014.  Of the Savant orders, $1.1 million were through resell partners in 2015 compared to $0.9 million in 2014,” stated G. Ward Paxton, Chairman, President and CEO of Intrusion.

Intrusion’s management will host its regularly scheduled quarterly conference call to discuss the Company’s financial and operational progress at 4:00 P.M., CST today.  Interested investors can access the call at 1-877-258-4925.  For those unable to participate in the live conference call, a replay will be accessible beginning today at 7:00 P.M., CST until February 15, 2016 by calling 1-855-859-2056 or 1-404-537-3406.  At the replay prompt, enter conference identification number 47380119. Additionally, a live and archived audio webcast of the conference call will be available at www.intrusion.com.

About Intrusion Inc.

Intrusion Inc. is a global provider of entity identification systems, advanced persistent threat identification, high speed data mining, regulated information compliance, data leak prevention and data privacy protection, and network intrusion prevention and detection products.  Intrusion’s product families include TraceCop™ for entity identification, Savant™ for advanced persistent threats and network data mining, Compliance Commander™ for regulated information compliance, data leak prevention and data privacy protection, and Intrusion SecureNet for network intrusion prevention and detection.  Intrusion’s products help protect critical information assets by quickly detecting, protecting, analyzing and reporting attacks or misuse of classified, private and regulated information for government and enterprise networks.  For more information, please visit www.intrusion.com.

This release may contain certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties.  Such statements include, without limitations, statements regarding future revenue growth and profitability, the difficulties in forecasting future sales caused by current economic and market conditions, the effects of sales and implementation cycles for our products on our quarterly results and difficulties in accurately estimating market growth, the effect of military actions on government and corporate spending on information security products, spending patterns of, and appropriations to, U.S. government departments, as well as other statements.  These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements.  The factors that could cause actual results to differ materially from expectations are detailed in the Company’s most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.”

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except par value amounts)

	December 31,	December 31,
	2015	2014
ASSETS

Current Assets:
Cash and cash equivalents	$102	$1,006
Accounts receivable	580	737
Inventories, net	45	12
Prepaid expenses	69	105
Total current assets	796	1,860

Property and equipment, net	486	391
Other assets	43	61
TOTAL ASSETS	$1,325	$2,312

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Accounts payable and accrued expenses	$840	$862
Dividends payable	160	20
Obligations under capital lease, current portion	197	145
Deferred revenue	386	442
Total current liabilities	1,583	1,469

Loan payable to officer	1,530	1,530
Obligations under capital lease, noncurrent portion	139	130

Stockholders’ Deficit:
Preferred stock, $.01 par value:
Authorized shares — 5,000
Series 1 shares issued/outstanding—200 in 2015 and 2014 Liquidation preference of $1,063 as of December 31, 2015	707	707
Series 2 shares issued/outstanding—460 in 2015 and 2014 Liquidation preference of $1,212 as of December 31, 2015	724	724
Series 3 shares issued/outstanding—289 in 2015 and 2014 Liquidation preference of $665 as of December 31, 2015	412	412

Common stock, $.01 par value:
Authorized shares — 80,000
Issued shares — 12,622 in 2015 and 12,471 in 2014 Outstanding shares — 12,612 in 2015 and 12,461 in 2014	126	125
Common stock held in treasury, at cost — 10 shares	(362)	(362)
Additional paid-in capital	56,520	56,382
Accumulated deficit	(59,947)	(58,698)
Accumulated other comprehensive loss	(107)	(107)
Total stockholders’ deficit	(1,927)	(817)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$1,325	$2,312

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Revenue	$1,489	$1,790	$6,824	$7,219
Cost of revenue	546	633	2,530	2,532

Gross profit	943	1,157	4,294	4,687

Operating expenses:
Sales and marketing	463	490	1,894	1,735
Research and development	674	499	2,315	1,941
General and administrative	281	273	1,227	1,232

Operating income (loss)	(475)	(105)	(1,142)	(221)
Interest expense, net	(28)	(24)	(107)	(107)
Other income (expense)	—	—	—	54

Income (loss) before income taxes	(503)	(129)	(1,249)	(274)

Income tax provision	—	—	—	—

Net income (loss)	$(503)	$(129)	$(1,249)	$(274)

Preferred stock dividends accrued	(35)	(35)	(139)	(141)
Net income (loss) attributable to common stockholders	$(538)	$(164)	$(1,388)	$(415)

Net income (loss) per share attributable to common stockholders:
Basic	$(0.04)	$(0.01)	$(0.11)	$(0.03)
Diluted	$(0.04)	$(0.01)	$(0.11)	$(0.03)

Weighted average common shares outstanding:
Basic	12,612	12,432	12,598	12,393
Diluted	12,612	12,432	12,598	12,393